Exhibit 2.4

WARRANT ASSUMPTION AGREEMENT

This Warrant Assumption Agreement (this “Warrant Assumption Agreement”) is entered into as of August 28, 2020, by and among Far Point Acquisition Corporation, a Delaware corporation (the “Company”), Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law (“New Topco”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement dated as of June 11, 2018 (the “Warrant Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below));

WHEREAS, New Topco, Global Blue US Merger Sub Inc., a Delaware corporation and a wholly owned indirect subsidiary of New Topco (“Merger Sub”), and the Company are parties to that certain Agreement and Plan of Merger dated as of January 16, 2020 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company, with the Company being the surviving corporation and a wholly owned indirect subsidiary of New Topco (the “Merger”);

WHEREAS, pursuant to the terms and conditions of each of the Warrant Agreement and the Merger Agreement, at the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of any holder of FPAC Warrants, each FPAC Warrant that is outstanding immediately prior to the Effective Time shall be assumed by New Topco and will automatically and irrevocably be modified to provide that such FPAC Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of FPAC Common Stock set forth therein and in substitution therefor such FPAC Warrant shall entitle the holder thereof to acquire such number of New Topco Shares per FPAC Warrant, subject to adjustments as provided in the Warrant Agreement, that such holder would have received pursuant to the terms and conditions of the Warrant Agreement if the FPAC Warrant had been exercised immediately prior to the Transactions; and

WHEREAS, as a result of this Warrant Assumption Agreement, each FPAC Warrant will be exchanged for a warrant to purchase New Topco Shares pursuant to the terms and conditions of the Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, New Topco and the Warrant Agent hereby agree as follows:

1. Assignment and Assumption.

(a) Upon and subject to the occurrence of the Effective Time, the Company hereby assigns, and New Topco hereby assumes, the rights and obligations of the Company under the Warrant Agreement and the FPAC Warrants, including the obligation to issue New Topco Shares upon the exercise of the FPAC Warrants, and New Topco hereby agrees to faithfully perform, satisfy and discharge when due, the liabilities and obligations of the Company under the Warrant Agreement and the FPAC Warrants. As a result of the preceding sentence, upon and subject to the occurrence of the Effective Time, each FPAC Warrant will be exchanged for a warrant to purchase New Topco Shares pursuant to the terms and conditions of the Warrant Agreement.

(b) New Topco acknowledges and agrees that, subject to the terms of the Warrant Agreement, the FPAC Warrants and this Warrant Assumption Agreement, the Warrant Agreement and the FPAC Warrants shall continue in full force and effect and that all of the Company’s obligations thereunder shall be valid and enforceable as against New Topco upon consummation of the Merger and shall not be impaired or limited by the execution or effectiveness of this Warrant Assumption Agreement.

(c) This Warrant Assumption Agreement is being executed and delivered pursuant and subject to the Warrant Agreement. Nothing in this Warrant Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Warrant Agreement or any other document or instrument delivered pursuant to or in connection with it.

(d) Notwithstanding the arbitration provision set forth in New Topco’s Articles of Association, the choice of law and jurisdiction provisions set forth in the Warrant Agreement and this Warrant Assumption Agreement shall continue to govern the rights and obligations of the Parties to the Warrant Agreement and this Warrant Assumption Agreement in all respects. New Topco hereby waives any objection to the jurisdiction provision governing the terms of the Warrant Agreement and this Warrant Assumption Agreement.

2. Miscellaneous.

(a) Governing Law and Jurisdiction. The validity, interpretation, and performance of this Warrant Assumption Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. New Topco hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Assumption Agreement shall be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. New Topco hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon New Topco may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to CT Corporation at the address set forth below:

CT Corporation System

28 Liberty Street

New York, New York 10005

With a copy to:

Global Blue Group Holding AG

Zürichstrasse 38

8306 Brüttisellen, Switzerland

Attn: Jeremy Henderson-Ross

E-mail: jhendersonross@globalblue.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:        Michael O. Wolfson

E-mail:     MWolfson@stblaw.com

and a copy to:

Simpson Thacher & Bartlett LLP

CityPoint

One Ropemaker Street

London EC2& 9HU

Attn:        Clare G. Gaskell

E-mail:     CGaskell@stblaw.com

or to such other address or addresses as the parties may from time to time designate in writing. New Topco herewith irrevocably appoints CT Corporation as its agent for service of process in relation to this Warrant Assumption Agreement or the Warrant Agreement.

(b) Binding Effect. This Warrant Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

(c) Entire Agreement. This Warrant Assumption Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as expressly set forth in this Warrant Assumption Agreement, provisions of the Warrant Agreement which are not inconsistent with this Warrant Assumption Agreement shall remain in full force and effect. This Warrant Assumption Agreement may be executed in counterparts.

(d) Severability. This Warrant Assumption Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Assumption Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Warrant Assumption Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e) Amendment. This Warrant Assumption Agreement may not be amended, except by an instrument in writing signed by each party hereto.

(f) Termination. If the Merger Agreement is terminated in accordance with its terms before the Effective Time, this Warrant Assumption Agreement shall immediately terminate and cease to be any force or effect, without any liability on the part of any party hereto, as if this Warrant Assumption Agreement had not been executed and delivered.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

GLOBAL BLUE GROUP HOLDING AG

By:	/s/ Joseph Osnoss
Name:	Joseph Osnoss
Title:	Director

[Signature Page to Warrant Assumption Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

FAR POINT ACQUISITION CORPORATION

By:	/s/ Thomas W. Farley
	Name:	Thomas W. Farley
	Title:	Chairman, Chief Executive Officer and President

[Signature Page to Warrant Assumption Agreement]

Contiental stock Transfer & Trust Company

By:	/s/ Isaac J. Kagaw
Name:	Isaac J. Kagaw
Title:	Vice President

[Signature Page to Warrant Assumption Agreement]